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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 11-K

                                  ANNUAL REPORT

        Pursuant to Section 15(d) of the Securities Exchange Act of 1934

                   For the fiscal year ended December 31, 1999

                          LINCOLN NATIONAL CORPORATION
                               1993 STOCK PLAN FOR
                             NON-EMPLOYEE DIRECTORS
                            (Full title of the Plan)

                     [Current Registration Number 33-58113]

                          Lincoln National Corporation
                               Centre Square West
                         1500 Market Street, Suite 3900
                             Philadelphia, PA 19102

                 (Name of Issuer and principal executive office)



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                              REQUIRED INFORMATION

Because the Lincoln National Corporation Executive Deferred 1993 Stock Plan for Non-Employee Directors is an unfunded plan, no plan financial statements or schedules are maintained. Accordingly, no financial statements or schedules are filed with this Annual Report.

                                    SIGNATURE

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator of the Plan has caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

March 27, 2000                                /s/ C. Suzanne Womack
                                              ----------------------------------
                                              C. Suzanne Womack, Administrator
                                              LINCOLN NATIONAL CORPORATION
                                              1993 STOCK PLAN FOR NON-EMPLOYEE
                                              DIRECTORS